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                                    EXHIBIT 21.1
                              SUBSIDIARIES OF REGISTRANT

First National Bank in DeKalb (a National banking association)

Castle Bank Harvard, N.A. (a National banking association)

The Bank of Yorkville (an Illinois banking coporation)

The Sandwich State Bank (an Illinois banking corporation)

Castle Finance Company (an Illinois corporation)

CasBanc Mortage, Inc. (an Illinois corporation)

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